Exhibit 99.2

Supplemental Information Concerning the Acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc.

This Exhibit contains forward-looking statements regarding the acquisition by URS Corporation (“URS”) of Carlyle-EG&G Holdings Corp. (“EG&G”) and Lear Siegler Services Inc. (“Lear”) (the “Transaction”) that are based on current expectations and beliefs of URS management, but are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described herein. All statements in this Exhibit, other than statements of historical fact, are statements that could be deemed forward-looking statements. For example, statements about expected synergies and other financial benefits of the Transaction, estimates of future revenues and earnings, projected growth in the markets to be served, projected results of the combined companies, timing of the closing, industry ranking and execution of integration plans are forward-looking statements.

URS cautions that a variety of factors, including but not limited to the following, could cause its business and financial results to differ materially from those expressed or implied in forward-looking statements: URS’ current and anticipated highly leveraged position; the ability of URS to service its debt and the additional debt that would be incurred in connection with the Transaction; URS’ ability to pursue its current business strategies and the anticipated business strategies of the combined enterprise; the ability to realize expected synergies; URS’ ability to successfully transition customers and contracts in connection with the Transaction; changing conditions in the capital markets; changing costs of capital; the possibility of adverse changes in the businesses of URS and/or EG&G and Lear; the ability to close the Transaction when anticipated; URS’ continued dependence on federal, state and local appropriations for infrastructure spending; increased concentration in the federal sector after the Transaction; pricing pressures; changes in the regulatory environment; changes in the markets for the services to be provided by the combined enterprise; outcomes of pending and future litigation; URS’ ability to attract and retain qualified professionals; industry competition; changes in international trade, monetary and fiscal policies; the ability of URS to integrate the acquisition and any future acquisitions successfully; URS’ ability to successfully integrate its accounting and management information systems for its existing business and the combined enterprise; and other factors discussed more fully in URS’ Annual Report on Form 10-K for the year ended October 31, 2001, and other reports subsequently filed from time to time with the Securities and Exchange Commission. URS does not intend to update this Exhibit, and assumes no obligation and expressly disclaims any duty to update or revise any information contained therein.

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URS Acquisition of EG&G
Strategic Rationale

•	The transaction will increase URS’ ability to participate in the rapidly growing Federal outsourcing market

•	Top-line Department of Defense spending is projected to rise over $48 billion to a total of $379 billion in FY03, with spending allocations in outsourcing categories increasing to a record level of $150 billion

•	Growth in the Federal outsourcing market is being driven by a number of factors, including

– Increased spending on national defense

– Increased spending on homeland security

– Government efficiency initiatives

– Continuing impact of procurement reform

•	The combination of URS and EG&G will create a top-tier Federal government business with the scale necessary to permit the company to compete effectively in today’s marketplace

•	Expected aggregate Federal revenue of the combined enterprise of approximately $1.3 billion will exceed the revenues of all but one of the publicly traded companies that provide Federal outsourcing as a primary line of business(1)

•	The combined company will be able to bid for and execute programs that neither EG&G nor URS could undertake on a standalone basis

•	The transaction will increase URS’ profile as a professional services firm by integrating its pre-construction consulting, planning and design expertise with EG&G’s post-construction operations and maintenance strengths, bypassing the low-margin/high-risk construction segment of the value chain

•	With 40% of its revenues from the Federal government, URS believes the combined company should have the opportunity to achieve a valuation of its Federal outsourcing business which is more in line with the valuations of the publicly traded Federal outsourcing peer group companies(1) which on average trade at significantly higher multiples of earnings and EBITDA than URS has historically traded

(1)	This peer group of companies includes ManTech International (MANT), Anteon International (ANT), Titan Corp. (TTN), CACI International (CACI), SRA International (SRX), PEC Solutions (PECS), Tier Technologies (TIER) and Dynamics Research (DRCO).

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URS Acquisition of EG&G
Financial Implications of the Transaction

•	The transaction values EG&G at 10x EG&G’s projected 2002 EBITDA

•	The transaction values EG&G at 7.7x the sum of EG&G’s projected 2002 EBITDA plus expected pre-tax cost synergies of $15 million

•	These multiples compare favorably to the public market multiples for Federal outsourcing companies, including the current multiples of the two public companies believed by URS to be the most comparable to EG&G (1):

Company (Symbol)	2002 EBITDA Multiple(2)	2003 P/E Multiple(2)

Anteon International (ANT)	12.8x	19.6x

ManTech International (MANT)	12.0x	22.3x

•	URS projects that the combined net income of the company, assuming the transaction closes in the fourth quarter of FY2002, will be approximately $100 million for FY2003 and approximately $110 million for FY 2004

•	Assuming the issuance of 6.3 million fully diluted shares in the transaction, earnings per share for the combined enterprise are projected to be approximately $3.00 for FY 2003, and approximately $3.20 for FY 2004

•	The actual number of fully diluted common shares issued will vary based on the average URS closing stock price during the 20 trading days preceding the closing (the “Closing Price”). At Closing Prices below $24.78, the fully diluted number of shares increases to provide the sellers with equivalent stock value, to a maximum of 7.7 million fully diluted common shares

(1)	Other public comparables include: Titan Corp. (TTN), CACI International (CACI), SRA International (SRX), PEC Solutions (PECS), Tier Technologies (TIER) and Dynamics Research (DRCO).

(2)	EBITDA and P/E multiples based on closing share prices on 7/23/02. EBITDA multiple for Anteon based on EBITDA estimate from Credit Suisse First Boston research report dated 4/10/02; EBITDA multiple for ManTech based on EBITDA estimate from Jefferies & Company research report dated 7/2/02. P/E multiples based on First Call consensus estimates as of 7/23/02.

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URS Acquisition of EG&G
Expected Synergies

•	Prior to the transaction, EG&G management was in the process of consolidating EG&G Technical Services and Lear Siegler Services, a restructuring which is expected to produce approximately $1.7 million in annual pre-tax cost savings

•	Additional pre-tax cost savings from the URS/EG&G combination are expected to generate further cost synergies aggregating approximately $15 million pre-tax from the following areas:

•	Bulk Purchasing

•	Employee Benefits/HR

•	Accounting

•	Information Technology

•	Facilities

•	Marketing

•	Corporate Overhead

•	Expected synergies equate to less than 0.5% of the companies’ projected combined 2003E total costs and expenses of approximately $3.1 billion

•	URS also expects to generate revenue synergies over time, but has not factored any such benefits into its analysis

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